FRANK J. HARITON • ATTORNEY - AT - LAW
1065 Dobbs Ferry Road • White Plains • New York 10607 • (Tel) (914) 674-4373 • (Fax) (914) 693-2963 • (e-mail) hariton@sprynet.com

March 17, 2017

Momentous Entertainment Group, Inc.
PO Box 861
Sugar Land, Texas 77487-0861

Re: Registration Statement on Form S-8; 150,000,000 shares of Common Stock of Momentous Entertainment Group, Inc., par value $0.001 per share

Ladies and Gentlemen:

You have requested my opinion, as counsel to Momentous Entertainment Group Inc., a Nevada corporation (the "Company"), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 150,000,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to the Company's 2017 Non-Statutory Stock Option Plan (the "Plan").

In connection with this opinion, I have examined and relied upon the Registration Statement, the Plan, the Company's Articles of Incorporation and Bylaws, each as amended to date, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to us as copies thereof. My opinion is expressed only with respect to the Nevada Revised Statues.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Frank J. Hariton